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                                                             EXHIBIT (a)(1)(i)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 19, 1999 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        THE SOUTHERN AFRICA FUND, INC.

                          1345 Avenue of the Americas
                           New York, New York 10105
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             Notice of Offer to Purchase for Cash 1,201,420 of Its
  Issued and Outstanding Shares of Common Stock at Net Asset Value Per Share

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                    THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT
          EASTERN TIME ON JUNE 16, 1999 UNLESS THE OFFER IS EXTENDED.
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         The Southern Africa Fund, Inc. (the "Fund") is offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 19, 1999 and the related Letter of Transmittal (which together constitute the "Offer"), 1,201,420 outstanding shares of its issued and outstanding Common Stock, par value $0.01 per share ("Shares"), at a price equal to their net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on June 17, 1999. The Offer will expire at 12:00 Midnight Eastern Time on June 16, 1999, subject to the right of the Board of Directors of the Fund to extend the Offer. The NAV as of the close of the regular trading session on the NYSE on May 14, 1999 was $13.47 per Share. The purpose of the Offer is to fulfill an undertaking made by the Fund in connection with the initial public offering of Shares. The Offer is not conditioned upon Stockholders tendering in the aggregate any minimum number of Shares.

         If more than 1,201,420 Shares are duly tendered prior to the expiration of the Offer, including any extensions (and not timely withdrawn), unless the Fund determines not to purchase any Shares, the Fund will purchase 1,201,420 Shares on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by or on behalf of each Stockholder during the period the Offer is open (and not timely withdrawn).

         Shares tendered pursuant to the Offer may be withdrawn by written notice to the Depositary at the Depositary's mailing address set forth below at any time prior to 5:00 p.m. Eastern Time on June 18, 1999 (or, if the Offer is extended, prior to that time on the second day on which the NYSE is open for trading after the new expiration date), and, if the Shares tendered have not by then been accepted for payment by the Fund, the Shares may also be withdrawn at any time after July 15, 1999. The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

         Each Stockholder tendering Shares is required to submit a check in the amount of $25.00 payable to BankBoston, N.A. (the "Depositary") which will help defray the costs associated with effecting the Offer.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to the Distribution Agent at the Distribution Agent's mailing address or telephone number set forth below between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Copies of these documents will be furnished promptly to Stockholders upon request at no expense to them. Stockholders who do not own Shares directly may also obtain such information from their broker, dealer, commercial bank, trust company or other nominee and are required to tender their Shares through that firm. Questions and requests for assistance as well as for current NAV quotations may be directed to the Depositary at the Depositary's mailing address or telephone number set forth below, also between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).


          Distribution Agent:                             Depositary:

CORPORATE INVESTOR COMMUNICATIONS, INC.                 BANKBOSTON, N.A.
          Distribution Center                       Attn: Corporate Actions
           111 Commerce Road                             P.O. Box 9573
   Carlstadt, New Jersey 07072-2586             Boston, Massachusetts 02205-9573
   Telephone Number: (877) 460-9339             Telephone Number: (800) 426-5523

May 19, 1999